Exhibit 5.1

Carlos A. Ramirez

T: +1 858 550 6157

cramirez@cooley.com

June 14, 2024

TriSalus Life Sciences, Inc.

6272 W. 91st Ave.

Westminster, Colorado 80031

Ladies and Gentlemen:

We have acted as counsel to TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 130,805 shares (the “Warrant Shares”) of its outstanding common stock, par value $0.0001 per share (the “Common Stock”) issuable upon the exercise of warrants (the “Warrants”). The Warrants were issued by the Company pursuant to the Credit Agreement, dated as of April 30, 2024, by and among the Company and the lenders named therein (the “Credit Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the forms of the Warrants, the Credit Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration payable upon exercise of the Warrants is adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

COOLEY LLP 10265 SCIENCE CENTER DRIVE SAN DIEGO, CA 92121-1117

T: +1 858 550-6000 F: +1 858 550-6420 COOLEY.COM

TriSalus Life Sciences, Inc.

June 14, 2024

Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts existing or in effect on the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter be brought to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/S/ CARLOS A. RAMIREZ
Carlos A. Ramirez

COOLEY LLP 10265 SCIENCE CENTER DRIVE SAN DIEGO, CA 92121-1117

T: +1 858 550-6000 F: +1 858 550-6420 COOLEY.COM